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                                                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pan Pacific Retail Properties, Inc.

    We consent to the incorporation by reference of our reports included in the 1997 annual report on Form 10-K and in the current reports on Form 8-K filed on May 19, 1998 and on Form 8-K/A dated October 9, 1998, and to the references to our firm under the heading "Experts" in the prospectus. The reports on the statements of revenue and certain expenses for the Oregon Portfolio, San Dimas Marketplace, Manteca Marketplace, Pacific Commons Shopping Center and The Mercury Portfolio each contain a paragraph indicating that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in
Note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the respective properties' revenue and expenses.


                                        KPMG LLP


San Diego, California
February 16, 1999